Exhibit 1.01

Conflict Minerals Report

Howmet Aerospace Inc. has included this Conflict Minerals Report as an exhibit to its Form SD for 2020 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “Howmet,” “Company,” “we,” “its,” “us” and “our” refer to Howmet Aerospace Inc. and all current subsidiaries consolidated for the purposes of its financial statements that were in-scope for the 2020 compliance period. These terms and this Conflict Minerals Report do not include the Arconic business that was spun off into a stand-alone company on April 1, 2020 or its related products. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

Certain statements in this report relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Howmet’s expectations, assumptions, or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements concerning the additional steps that Howmet intends to take to mitigate the risk that its necessary 3TG finance or benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG, and (3) political, regulatory and economic developments, whether in the Democratic Republic of the Congo (“DRC”) region (the “Covered Countries”), the United States or elsewhere and the other risk factors summarized in Howmet’s Form 10-K for the year ended December 31, 2020, and other reports filed with the Securities and Exchange Commission (the “SEC”). Howmet disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

I.	Overview

Howmet is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance in aerospace and defense applications, as well as forged wheels for commercial transportation. We are subject to the Conflict Minerals Rule because 3TG are necessary to the functionality or production of certain discrete products and product lines manufactured by Howmet (these 3TG are sometimes referred to herein as “necessary 3TG”). Necessary 3TG content constitutes a small portion of the materials content of our products and some of our products do not contain any 3TG.

We have filed this Conflict Minerals Report because, for 2020, some of our in-scope products contained 3TG that either were of an undetermined origin or were processed by Conformant (as defined below) SORs that we believe, based on publicly available information, may have sourced a portion of their ore from the Covered Countries. Through the date of this report, we are unaware and have no knowledge that any of the necessary 3TG contained in our in-scope products directly or indirectly financed or benefitted armed groups in the Covered Countries. However, we make no assertion that any of our products are “DRC conflict free.” The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

See “Product, Smelter and Refiner and Country of Origin Information” below for information concerning our in-scope products, identified SORs and country of origin information.

II.	Reasonable Country of Origin Inquiry Information

See the Form SD to which this Conflict Minerals Report is an exhibit for a discussion of the “reasonable country of origin inquiry” that we conducted.

III.	Due Diligence

Due Diligence Program Design and Execution

We designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”).

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Our application of the OECD Guidance in respect of 2020 is discussed below. The headings for each of the steps in the next section conform to the headings used in the OECD Guidance for each of its five steps.

Selected elements of our due diligence program design and the due diligence measures we performed in respect of 2020 are discussed below. These were not all of the discrete measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance.

1.	OECD Guidance Step One: “Establish strong company management systems”

a.	We have a team charged with managing our 3TG compliance strategy that, in prior periods, ultimately reported to the Chief Legal Officer. Howmet’s prior Chief Legal Officer stepped down in early 2021 and has not yet been replaced. In the interim period, the team is reporting up through the Chief Human Resources Officer via the Associate General Counsels. The following functional areas were represented on the working group: external reporting; legal; and procurement. We also appointed representatives from each reporting segment or business unit with potentially in-scope products. Selected internal personnel were educated on the Conflict Minerals Rule and our compliance plan.

b.	We retained a third-party supply chain compliance resource in connection with our compliance efforts for 2020 (the “Service Provider”). Some of the compliance measures described herein were performed on our behalf by the Service Provider. We also used specialist outside counsel to assist us with certain aspects of our compliance efforts.

c.	Howmet’s procurement function maintains a standard operating procedure (“SOP”) governing purchases of 3TG and materials or products containing 3TG. The SOP defines the processes that our procurement function uses to source 3TG and materials or products containing 3TG and to support the annual disclosure of country of origin information for those minerals. The SOP provides that we will only purchase 3TG or materials or products containing 3TG from suppliers that can provide acceptable certification that the minerals did not originate from sources that directly or indirectly financed or benefitted armed groups in the Covered Countries.

d.	We used the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”) to identify SORs in our supply chain. We maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, in a structured computerized database, for at least five years.

e.	We furnished our direct suppliers that we determined to be potentially in-scope for purposes of our compliance with the Conflict Minerals Rule (the “Suppliers”) with an introductory email and a blank copy of the CMRT for their use in responding.

f.	To help ensure the quality and completeness of the CMRTs received from the Suppliers, certain Suppliers were provided access to the Service Provider’s online resource center.

g.	We have a grievance mechanism for employees, suppliers and other interested parties to report violations of our 3TG program compliance requirements. The URL is https://www.howmet.com/integrity-line/.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.	We determined which of our products were in-scope or potentially in-scope for purposes of our compliance with the Conflict Minerals Rule through product specifications, bills of material, supplier inquiries, elemental composition limits, spectrographic analysis of the product composition and other information known to us.

b.	The Service Provider requested by email that the Suppliers provide us with information, through the completion of a CMRT, concerning the usage and source of 3TG in their products, as well as information concerning the Suppliers’ related compliance measures. Both we and the Service Provider followed up multiple times, if required, by email with the Suppliers that did not respond to the request within the specified time frame. For 2020, our overall Supplier response rate was 58%.

c.	The Service Provider reviewed the responses received from the Suppliers for plausibility, consistency and gaps. It followed up by email with the Suppliers that submitted a response that triggered any one of seven specified quality control flags. We also reviewed the completed responses received from Suppliers and followed up with Suppliers where we determined it to be appropriate in accordance with our internal written evaluation criteria.

d.	SOR information provided by the Suppliers was reviewed against the Service Provider’s internal database. To the extent not in that database, it requested that the Supplier confirm that the listed entity is a SOR.

e.	SOR information also is reviewed by the Service Provider against the lists of Conformant and Active (as defined herein), or the equivalent, SORs published by the RMI, the London Bullion Market Association and the Responsible Jewellery Council. For 2020, the Suppliers identified 70 SORs as having processed the necessary 3TG contained in our in-scope products, all of which are listed as Conformant.

f.	To the extent that a SOR identified by a Supplier is not listed as Conformant, the Service Provider attempts to contact the SOR to gain more information about its sourcing practices, including countries of origin and transfer and whether there are internal due diligence procedures in place or other processes that the SOR takes to track the chain of custody on the source of its 3TG. Internet research also is performed to determine whether there are any outside sources of information regarding the SOR’s sourcing practices. Up to three contact attempts are made by the Service Provider to SORs to gather information on country of origin and sourcing practices.

g.	Based on the information furnished by the Suppliers, the Service Provider and other information known to us, we assess the risks of adverse impacts.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.	Our 3TG compliance team reported its findings to our Chief Legal Officer and, in the absence of a Chief Legal Officer, to our Chief Human Resources Officer via the Associate General Counsels.

b.	Under our risk mitigation strategy, we take such risk mitigation efforts as we deem to be appropriate based on the findings of our supply chain risk assessment. Our risk mitigation efforts are determined by the particular facts and circumstances and risks identified.

c.	To mitigate the risk that our necessary 3TG finance or benefit armed groups, for 2021, we also intend to engage in the additional measures discussed under “Additional Risk Mitigation Efforts” below.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, we utilized information from the Service Provider and information made available by the RMI concerning independent third-party audits of SORs.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report with the SEC and made available on our website the Form SD and this Conflict Minerals Report.

IV.	Product, Smelter and Refiner and Country of Origin Information

Product Information

For 2020, the following in-scope products had necessary 3TG that originated or may have originated from the Covered Countries: (1) certain investment cast airfoils (superalloy), investment cast structures (superalloy, aluminum and titanium), seamless rolled ring and disk forgings and coatings for nickel-based castings; (2) certain fastening systems or components; (3) coated aluminum commercial vehicle wheels; (4) certain wrought aluminum alloy products; (5) an aluminum alloy billet product; (6) certain fabricated titanium or specialty metal components; and (7) cast and wrought nickel-based, cobalt-based and iron-based alloys for metals fabricating.

Smelter and Refiner Information

The Suppliers identified to us the facilities listed in Annex A to this report as having processed the necessary 3TG contained in the in-scope products described above. The SORs listed in Annex A may not be all of the facilities in our supply chain used to process the necessary 3TG in these products, since not all of the Suppliers responded to our request and the Suppliers that did respond to our request in some cases did not identify the processors of all of the 3TG content contained in the products. Suppliers responded on a “product” level, “company” level or “user defined” basis. Annex A reflects product level responses.

Country of Origin Information

Annex A to this report lists the identified facilities and provides related country of origin information. However, if a SOR sourced from multiple countries, we were not able to determine the country of origin of the 3TG specific to our products. Therefore, not all of the listed countries of origin may apply to the 3TG in our in-scope products. In addition, we have not independently confirmed the accuracy of the country of origin information furnished by the Suppliers or the Service Provider. Consequently, it may be over- or under-inclusive.

Some of Howmet’s products described above also contained 3TG that, based on our reasonable country of origin inquiry, we believe came from recycled or scrap sources.

We sought to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT and through the other measures described in this report. Where a SOR was identified, we or the Service Provider on our behalf also reviewed publicly available information, to the extent available, to try to determine the mine or location of origin.

V.	Additional Risk Mitigation Efforts

We intend to take the following additional steps in respect of our 2021 compliance to mitigate the risk that the necessary 3TG in our in-scope products finance or benefit armed groups:

1.	Continue to encourage Suppliers that provided company level information for 2020 to provide product level information for 2021.

2	Request Suppliers that provided incomplete responses or that did not provide responses for 2020 to provide requested information for 2021.

3.	Communicate to in-scope suppliers our sourcing expectations through the conflict minerals clause in our standard terms and conditions.

All of the foregoing steps are in addition to the steps that we took in respect of 2020, which we intend to continue to take in respect of 2021, to the extent applicable.

Annex A

The following list contains SORs reported by our Suppliers as having been used to process the necessary 3TG contained in Howmet’s in-scope products. This data presented is as of April 29, 2021.

Metal	Smelter or Refiner Name	Smelter or Refiner Location	Status
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	Conformant
Tantalum	Global Advanced Metals Boyertown	United States	Conformant
Tantalum	Ximei Resources (Guangdong) Limited	China	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Conformant
Tantalum	H.C. Starck Inc.	United States	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Tantalum	NPM Silmet AS	Estonia	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	Conformant
Tantalum	Telex Metals	United States	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Tin	Alpha	United States	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	EM Vinto	Bolivia	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Metallo Belgium N.V.	Belgium	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Bangka Serumpun	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	Soft Metais Ltda.	Brazil	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Technology & Refining	United States	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Yunnan Tin Company Limited	China	Conformant

1

Tungsten	A.L.M.T. Corp.	Japan	Conformant
Tungsten	ACL Metais Eireli	Brazil	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Conformant
Tungsten	China Molybdenum Co., Ltd.	China	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	On Smelter Look-up Tab List Only
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	Global Tungsten & Powders Corp.	United States	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Conformant
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Kennametal Fallon	United States	Conformant
Tungsten	Kennametal Huntsville	United States	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	Conformant
Tungsten	Moliren Ltd.	Russian Federation	Conformant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	Conformant
Tungsten	Unecha Refractory metals plant	Russian Federation	Conformant
Tungsten	Wolfram Bergbau and Hutten AG	Austria	Conformant
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic of	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	Conformant
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	On Smelter Look-Up Tab List Only

The Company notes the following in connection with the information in the table above:

a.	The SORs reflected above may not include all of the SORs in Howmet’s supply chain, since some Suppliers did not identify all of their SORs and because not all Suppliers responded to Howmet’s inquiries.

b.	The table only includes entities that were listed as SORs on the Smelter Look-up tab list of the CMRT.

c.	“Conformant” means that a SOR has successfully completed an assessment against the applicable Responsible Minerals Assurance Process (the “RMAP”) standard or an equivalent cross-recognized assessment. Included SORs were not necessarily Conformant for all or part of 2020 and may not continue to be Conformant for any future period.

2

d.	While none of the SORs are listed as “Active,” “Active” means that the SOR has committed to undergo an RMAP assessment, completed the relevant documents, and scheduled the on-site assessment. These may be in the pre-assessment, assessment, or corrective-action phases of the assessment. “On Smelter Look-up Tab List Only” means that a SOR is listed on the Smelter Look-up tab list of the CMRT, but is not listed as Conformant or Active.

e.	SOR status and location reflected in the table is based solely on information made publicly available by the RMI, without independent verification by Howmet.

Country of Origin Information

The countries of origin of the 3TG processed by the SORs listed in the table above are believed to have potentially included the countries in the categories listed below. These may not be all of the countries from which the identified SORs have sourced, and the identified SORs may not have sourced from all of these countries.

Angola*	Estonia	Luxembourg	Sierra Leone
Argentina	Ethiopia	Madagascar	Singapore
Australia	France	Malaysia	Slovakia
Austria	Germany	Mexico	South Africa
Belarus	Guinea	Mongolia	South Sudan*
Belgium	Guyana	Morocco	Spain
Bolivia	Hong Kong	Mozambique	Suriname
Brazil	Hungary	Myanmar	Sweden
Burundi*	India	Namibia	Switzerland
Cambodia	Indonesia	Netherlands	Taiwan
Canada	Ireland	Niger	Tanzania*
Central African Republic*	Israel	Nigeria	Thailand
Chile	Ivory Coast	Papua New Guinea	Uganda*
China	Japan	Peru	United Kingdom
Colombia	Jersey	Philippines	United States
Democratic Republic of the Congo*	Kazakhstan	Poland	Uzbekistan
Czech Republic	Kenya	Portugal	Vietnam
Djibouti	Korea	Republic of the Congo*	Zambia*
Ecuador	Kyrgyzstan	Russia	Zimbabwe
Egypt	Laos	Rwanda

* Represents a Covered Country.

Alternatively, or in addition, some of the identified SORs may have sourced from recycled or scrap sources.

3